Code of Ethics

Section I

Chevy Chase Trust Company
Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Chevy Chase Trust Company (“CCTC”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”.

This Code establishes rules of conduct for all employees of CCTC. This Code is composed of the following sections:

I.	Chevy Chase Trust Company Statement of General Policy
II.	Chevy Chase Trust Company Code of Conduct
III.	Chevy Chase Trust Company Insider Trading Policy
IV.	Chevy Chase Trust Company Personal Securities Transaction Policy
V.	Chevy Chase Trust Company Code of Ethics Reporting and Recordkeeping

The Code is based upon the principle that CCTC and its employees owe a fiduciary duty to CCTC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual, potential or perceived conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by CCTC continue to be applied. The purpose of the Code is to preclude activities that may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both CCTC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith. It means that CCTC has an affirmative duty of utmost good faith to act solely in the best interest of its clients

CCTC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

▪	the duty to have a reasonable, independent basis for the investment advice provided;
▪	the duty to obtain best execution for a client’s transactions where CCTC is in a position to direct brokerage transactions for the client;
▪	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
▪	a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, CCTC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with CCTC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with CCTC. CCTC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with CCTC.

CCTC provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of CCTC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The CCO will periodically report to the Audit Committee of the Board of Directors (“Audit Committee”) to document compliance with this Code. In instances where CCTC is advisor to investment fund(s) registered with the Securities and Exchange Commission under the Investment Company Act (“Investment Company Fund(s)”), the CCO shall periodically report to the Board of Directors of the fund(s) compliance with this Code.

Code of Ethics

Section II

Chevy Chase Trust Company
Code of Conduct

I. GUIDING PRINCIPLES

It is the policy of Chevy Chase Trust Company (“CCTC”) that loyalty, integrity, and ethical business conduct are crucial to the success of this institution. Section II of the Code is CCTC’s Code of Conduct (the “COC”) is set forth by the Audit Committee of CCTC. It governs how we compete in the marketplace, interact with our customers and one another, and conduct our professional lives as employees and directors of CCTC. The General Counsel and Vice-Chair of the Board of CCTC (“the General Counsel”) is responsible for administering the COC.

As employees and directors of CCTC, the success of which is founded on the trust and faith that customers place in our professional and ethical conduct, we endorse the following principles:

▪	Compliance with both the spirit and letter of all applicable laws, regulations, and CCTC policies is essential to CCTC’s success and required of every employee and director.

▪	All our decisions and acts must be proper, in terms of our own sense of integrity and how they might appear to others.

▪	We must be honest, trustworthy, and fair in all our actions and relationships with, and on behalf of, CCTC.

▪	We must avoid situations in which our individual personal interests conflict, may conflict, or may appear to conflict, with the interests of CCTC or its customers.

▪	We are not to acquire any personal benefit or advantage resulting from the performance of our normal duties as they relate to customers.

▪	We must always maintain the appropriate level of confidentiality with respect to information or data pertaining to customers, suppliers, employees, or CCTC itself.

▪	We must protect all CCTC assets, including facilities, equipment and proprietary information.

▪	We must act professionally and respect the dignity of others.

▪	We must maintain the effectiveness of the COC by notifying management or the Audit Committee if violations or possible violations are observed.

Employees and directors must apply the principles of the COC in all of their business dealings and in every aspect of their employment by and/or in association with CCTC. Employees and directors must consider how their actions might be interpreted by others and whether they are behaving appropriately and performing in the best overall interests of CCTC.

Upon acceptance of employment with CCTC or appointment as a director, each employee and director must sign a certification that he/she has received a copy of the COC and that he/she has read and will follow it. Additionally, all employees and directors are expected to review the COC, and any applicable changes to the COC, on an annual basis. The COC also applies to temporary employees.

The General Counsel administers the COC. The COC is approved by CCTC’s Management Committee and ratified by CCTC’s Audit Committee. Any changes or amendments to the Code of Ethics must be reported to each Investment Company Fund’s Board of Directors for approval in accordance with the Investment Company Fund’s requirements. Periodic reporting of overall compliance with this COC is the responsibility of the General Counsel noted under Section XXI. The CCO shall be responsible for reporting to each Investment Company Fund’s Board of Directors. Changes to the COC and ultimate determination of violations, instances of noncompliance, and appropriate disciplinary action are the responsibility of the CEO and the General Counsel, with the oversight of the Audit Committee.

II. COMPLIANCE WITH LAWS AND REGULATIONS

CCTC is governed by numerous laws and regulations including, but not limited to, the Investment Advisers Act, the Investment Company Act, the Maryland - Code Corporations and Associations §11-302 and Insurance §14-206, ERISA, and the Internal Revenue Code. Obeying both the letter and spirit of all applicable laws and regulations is critical to CCTC’s ability to accomplish its objectives. Each employee and director is responsible to know, understand and follow the laws and regulations that apply to his or her responsibilities on behalf of CCTC. While no employee or director is expected to be an expert on all applicable laws and regulations, he/she is expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of CCTC’s Compliance Department.

Employees or directors who become aware of any violation of law or regulations must bring such matters to the attention of Senior Management or the CCO. Failure to disclose known dishonest acts could classify a person as an accessory to such an offense.

III. EXPECTATIONS OF EMPLOYEES AND DIRECTORS

This COC applies to all employees and directors (including temporary employees) of CCTC. Each employee and director must become familiar with the requirements of this COC and with all other CCTC policies and procedures applicable to that person’s position.

CCTC expects that all employees and directors will follow the highest fiduciary standards and business ethics in all aspects of their activities on behalf of CCTC and that they will not cheat, lie to, or steal from CCTC, its customers, vendors or fellow employees and directors. Employees and directors must conduct their personal financial affairs in a responsible manner.

This COC operates in conjunction with all other CCTC policies and procedures. If this COC conflicts with another CCTC policy or procedure, the more restrictive provision shall apply. This COC is not intended to cover every ethical issue that an employee may confront while working for CCTC. Employees are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this COC, other applicable CCTC policies and procedures, or any law or regulation.

IV. CONFLICTS OF INTEREST

Employees and directors must act in the best interests of CCTC and its clients. A “conflict of interest” may occur when a person’s personal interests interfere with, or appear to interfere with, the interests of CCTC or its customers. Similarly, a conflict of interest may also occur when a person’s personal interests interfere with that person’s ability to perform his or her services for CCTC objectively and effectively. The overarching conflicts of interest principle is that the personal interests of an employee or director must not be placed improperly before the interests of CCTC or its customers. In adhering to this principle, an employee or director:

a.	may not use personal influence or personal relationships improperly to influence financial reporting by CCTC;

b.	may not improperly cause CCTC to take action, or fail to take action, for the personal benefit of the employee or director rather than for the benefit of CCTC or its customers;

c.	may not improperly use his/her position with CCTC, or information that belongs to CCTC or its customers, for personal gain;

d.	may not bind CCTC to any agreement or arrangement with an entity in which the employee or director, directly or through family members, has any material economic interest;

e.	must disclose any situation of which he/she becomes aware in which CCTC is entering into an arrangement or agreement with an entity in which the employee or director, directly or through family members, has any material economic interest;

f.	must avoid activities, interests, or associations outside CCTC that could impair his/her ability to perform his/her work for CCTC objectively and effectively, or that could give the appearance of interfering with his/her responsibilities on behalf of CCTC and

g.	must comply with the personal securities transactions requirements found in Section IV of this Code of Ethics.

Employees and directors must disclose all potential conflicts of interest in writing to the CCO.

V. GIVING PERSONAL ADVICE TO CUSTOMERS

No employee or director shall, during the normal course of business and as a representative of CCTC, provide a customer or supplier personal advice or recommendations concerning tax issues, legal matters or investment decisions unless such advice is specifically required by his or her position.

VI. FIDUCIARY/CO-FIDUCIARY APPOINTMENTS

CCTC officers and employees shall not serve as a fiduciary for a CCTC or ASBCM client or as co-fiduciary with CCTC or ASBCM except as allowed and under the conditions stated in CCTC and ASBCM’s policy and procedure manual. Furthermore, no employee or director shall act as an agent or a fiduciary, including an agent or attorney-in-fact (including signer or cosigner), for a customer’s account, unless the customer is a member of his/her immediate family, and the relationship is disclosed to the CCO prior to the establishment of the account or appointment of the employee or director as agent or fiduciary.

VII. OUTSIDE ACTIVITIES

Employees and directors may not engage in any outside employment that present a conflict of interest or an appearance of one. Employment outside CCTC is permissible but must be regarded as supplemental and treated accordingly. Employees and directors may not render professional services, consult for or engage in any outside employment that might affect the independence of their judgment and performance of their duties and responsibilities to CCTC or that might embarrass CCTC. Therefore, any outside employment must be disclosed to and receive the prior written approval of the CCO.

VIII. USE OF CCTC RESOURCES

Employees must comply with all applicable CCTC policies and provisions in the Employee Handbook concerning the use of CCTC resources for personal purposes.

IX. SAFEGUARDING CUSTOMER CONFIDENTIAL INFORMATION AND ASSETS

All employees and directors are required to comply with CCTC’s Customer Information Security Program as outlined in the CCTC Policies and Procedures Manual. The policy on Customer Information Security will continue to apply to employees and directors after their relationship with CCTC is terminated.

X. SAFEGUARDING CCTC ASSETS AND CONFIDENTIAL INFORMATION

CCTC’s proprietary information includes, but is not limited to, (i) the business of CCTC including, but not limited to, financial information and business strategies, (ii) any customers of CCTC, and (iii) any information relating to any secrets learned or knowledge not generally known to the public regarding CCTC or its customers that the employee acquired in connection with carrying out his/her duties (collectively “Proprietary Information). Employees may not use or disclose any Proprietary Information, except as necessary to perform his/her official duties while employed by CCTC. Employees and directors are also prohibited from disclosing Proprietary Information after his/her relationship with CCTC has been terminated.

Proprietary Information is the property of CCTC. Its employees and directors may only store this information on any information technology devices or in physical locations that belong to CCTC.

•	Under no circumstances may an employee or director remove Proprietary Information from CCTC devices or move records to non-official CCTC places of business.

•	Under no circumstances may an employee or director make electronic or physical copies of Proprietary Information for purposes not related to CCTC’s business.

•	Under no circumstances may an employee or director take electronic or physical records of Proprietary Information with them upon termination of his/her relationship with CCTC.

Employees and directors are not permitted to make disclosure to outside organizations or individuals of confidential employment information pertaining to other employees such as: job level, duties, title, or salary. All requests should be promptly forwarded to the B.F. Saul Company Human Resources Department.

XI. ACCURACY OF BOOKS AND RECORDS

CCTC is subject to numerous regulations regarding its books and business records. These regulations require that CCTC maintain accurate and complete business records, books and data as outlined in CCTC Policy Manual. Each employee and director is responsible to ensure the accuracy and completeness of any CCTC information, reports, and records under his or her control.

XII. ACCURATE PUBLIC DISCLOSURE AND REPORTING

It is CCTC’s policy to report information accurately and honestly to the public and regulators. Therefore, each employee and director who is involved in preparation or review of materials that are disseminated to the public must use caution to ensure that the information in the material is truthful and accurate in all material respects. If an employee or director becomes aware of any materially inaccurate or misleading statements in a public communication from CCTC, he or she should report it immediately to the CCO.

XIII. COMPENSATION

Selection, placement and advancement of employees will be based solely on their qualification for the work to be performed. Employees will be compensated in a manner consistent with CCTC’s policy and industry practices.

XIV. GIFTS AND ENTERTAINMENT

Employees and directors may not give or receive anything of value in connection with any business transaction. This prohibition does not apply to insignificant gift giving or entertaining, including seasonal gifts in the amount of $100 or less, that clearly does not involve dishonesty or a breach of fiduciary duty. Prior authorization and disclosure to the CCO is required for total gifts exceeding $250 per year per person. The receipt of normal amenities that facilitate the discussion of CCTC business, such as a business luncheon, is allowed.

Employees and directors may not accept a bequest or gift of fiduciary assets unless the bequest or gift is directed or made by a relative of the officer or employee, or is specifically approved by the CEO of CCTC. When a fiduciary account contains an employee interest, or possible interest, in a gift or bequest, and CCTC is considering the account for acceptance, please refer to the relevant conflicts section of this Code of Conduct.

XV. COMPENSATED TRAVEL

Entertainment involving travel or lodging, or otherwise of more than moderate value, may be accepted from a vendor, prospective vendor, or customer only with the advance written approval of the CEO of CCTC. Payment by a vendor, prospective vendor, or customer for travel and/or lodging of employees who are traveling to meet with the vendor, prospective vendor or customer for business purposes may be accepted only with the advance written approval of the CEO of CCTC.

XVI. BACKGROUND CHECKS

Background screening may be used for CCTC employees, officers, temporary employees, independent contractors, and contract employees.

XVII. CANDOR IN DEALING WITH AUDITORS, REGULATORS AND LEGAL COUNSEL

All employees and directors are expected to respond honestly and candidly when dealing with CCTC’s independent auditors, internal auditors, regulators, and attorneys. Employees and directors must not knowingly conceal or falsify information or refuse to answer questions in connection with any investigation, internal or otherwise, of any matter or incident arising out of or related to the performance of his/her duties with CCTC.

XVIII. FRATERNIZATION

CCTC understands the importance in building an effective professional relationship amongst supervisors, peers, and subordinates, to maintain an environment that exhibits teamwork, growth, and integrity. However, personal relationships that are maintained outside of the workplace cannot interfere with job performance. Serious interpersonal relationships that could create perceptions of unfairness, impropriety, or could undermine the work environment, are strongly discouraged. Managers who become romantically involved with anyone in his/her supervision chain must report it to Human Resources

All employees have a duty to notify his/her supervisor of any situation that may hinder or impact the work environment. After such disclosure is made, the appropriate action will be taken to avoid any perceived or actual unfair treatment. Failure to notify management of a serious interpersonal relationship that has or had the potential impact of undermining the work environment may result in disciplinary action up to and including termination.

XIX. GAMBLING

Employees are prohibited from participating in any type of betting/gambling activity on CCTC’s premises. The use of CCTC’s equipment for such activities is also prohibited.

XX. COMMUNICATION WITH NEWS MEDIA REPRESENTATIVES

Requests by the news media for information in any form (for example, interviews, prepared statements or documents) concerning CCTC and its affairs must be referred promptly to the CEO of CCTC.

XXI. REPORTS TO THE AUDIT COMMITTEE

This COC shall be administered with the oversight of CCTC’s Audit Committee. At least once each year if necessitated by reportable activity, the General Counsel shall inform the Audit Committee of CCTC’s COC administration activity for the preceding year and all significant events involving the COC.

XXII. PERIODIC GUIDANCE

CCTC will provide annual training to employees on the COC.

XXIII. AMENDMENTS AND WAIVERS

This COC may be amended only as approved by the Audit Committee of CCTC. Waiver of any provision of this COC may be granted by the CCO or CEO of CCTC.

XXIV. GENERAL

The COC does not constitute a contract between CCTC and any person or entity. Furthermore, it does not create any rights for any person or entity other than CCTC. Nothing in this COC shall be construed as altering the employment relationship between CCTC and any employee, or as granting any employee employment for any set period of time.

Code of Ethics

Section III

Chevy Chase Trust Company
Prohibition Against Insider Trading

INTRODUCTION

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons (as defined below) and CCTC to stringent penalties. Criminal sanctions may include a fine of up to $5,000,000 and/or twenty years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring a person from the securities industry. Finally, Supervised Persons and CCTC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of CCTC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

GENERAL POLICY

It is the policy of CCTC to comply with the restrictions of 17 CFR 240.10b.5 (Rule l0b.5) and the Insider Trading and Securities Fraud Enforcement Act regarding buying and selling securities. If any CCTC personnel possess material inside (non-public) information it should be brought to the attention of the President, the Insider Trading Officer and the CCO. They shall direct the investment personnel to refrain from trading in or recommending the securities concerned while such information remains undisclosed to the investing public. Directors, officers, employees, consultants, public accountants, attorneys, of CCTC or its affiliates are deemed to be insiders. Furthermore, all CCTC directors, officers and employees are subject to CCTC’s Insider Trading Policy.

CHEVY CHASE TRUST COMPANY
POLICY ON INSIDER TRADING

DEFINITIONS

The following definitions apply throughout this Policy:

1.	“CCTC” shall mean Chevy Chase Trust Company and all its affiliates.

2.	“Director” shall mean any member of the Board of Directors of CCTC.

3.	“Employee” shall mean any officer or employee of CCTC.

4. “Inside Information” shall mean information (i) that a reasonable investor would consider important in making an investment decision, and (ii) that has not been made “public”. For example, non-public information that is reasonably likely, once disclosed, to influence the price of a company’s securities should be treated as Inside Information.

Specific examples of information that a reasonable investor would consider important in making an investment decision include (but are not limited to) the following: major management changes, unusual gains/losses in major operations, changes in earnings or projections, information concerning dividend changes; changes in earnings or previously released earnings estimates; significant merger, acquisition, reorganization or other corporate proposals or agreements; possible proxy fights, public equity offerings or share repurchases; significant litigation or litigation developments; major new products, discoveries or services; significant new contracts or loss of business; extraordinary management developments; and the contents of forthcoming publications that may affect the market price of a security.

Information becomes “public” only (i) when it is publicly disseminated, such as when it is included in a report filed with the Securities and Exchange Commission (the “SEC”) or reported in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications or media of general circulation, and (ii) when investors have had a reasonable time to evaluate the information.

5. “Insider Trading” shall mean trading in securities while in possession of Inside Information. Such trading includes trades by an Employee, Director, or other insider of CCTC, as well as trading by a non-insider of CCTC while in possession of Inside Information disclosed to the non-insider by an insider of CCTC.

6. “Insider Trading Compliance Officer” shall mean a designated attorney in CCTC’s Legal Department. The General Counsel of CCTC shall designate the Insider Trading Compliance Officer..

7. “Investment Personnel” shall mean any Employee of a subsidiary of CCTC engaged in securities activities, and any Employee who executes securities transactions for the account of CCTC or CCTC’s customers.

8. “Policy” shall mean this Corporate Policy on Insider Trading.

9. “Securities” shall mean both equity (e.g., common, and preferred stock) and debt instruments that are traded in a recognized public market (e.g., exchange or over the counter).

10. "Supervised person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. In the Adopting Release, n.23 states that the term "supervised persons" includes clerical employees, see Advisers Act section 202(a)(25), and all employees who are considered "access persons" under Rule 204A-1, see Rule 204A-1(e)(1)(i) (defining "access persons" as a subset of "supervised persons").

11. “Controlled Account” means the following securities accounts:

A.	any personal account of a CCTC Employee;

B.	any account of a spouse, minor child, or other family member residing with CCTC Employee;

C.	any joint or tenant-in-common account in which CCTC Employee is a participant;

D.	any account for which CCTC Employee acts as custodian, executor or trustee; and

E.	any other account over which CCTC Employee has investment discretion or otherwise can exercise control.

12. “Issuer” shall mean a legal entity that has the power to issue and distribute a security. Issuers include corporations, municipalities, foreign and domestic governments and their agencies, and investment trusts.

13. “Tipper” shall mean one who has a legal obligation to keep inside information confidential but who provides the information to another person.

14. “Tippee” shall mean one who receives inside information from a person who is under a legal obligation to keep the information confidential.

SECTION I

CORPORATE POLICY

INTRODUCTION

The purpose of this Policy is twofold. First, it will define the accepted use of Inside Information regarding companies that have issued securities that are publicly traded. Second, it will set forth restrictions on trading while in possession of, access to, and dissemination of Inside Information.

The Code requires that all employees and directors acknowledge their receipt and understanding of this policy in writing upon acceptance of employment or a directorship with CCTC. In addition, on at least an annual basis, all Employees and Directors are required to review this Policy and reaffirm in writing his/her understanding thereof and compliance therewith.

POLICY STATEMENT

It is the policy of CCTC:

▪	To comply with federal securities laws including the Insider Trading Sanctions Act of 1984, Insider Trading and Securities Fraud Enforcement Act of 1989 and SEC regulations prohibiting the purchase or sale of publicly traded securities while in possession of Inside Information.

▪	To prohibit all Employees and Directors from trading the securities of any company (either personally or on behalf of others) about which they possess Inside Information, and from communicating such information to others who may use it to trade in securities in violation of law.

▪	To restrict access to Inside Information and to other information of a confidential or sensitive nature within CCTC, to only those individuals who need such information in the performance of their work as outlined in their job descriptions. Access to and use of such information by any other Employee or Director and for any other purpose is strictly prohibited.

SCOPE OF PROHIBITION

The Insider Trading prohibitions of the federal securities laws and this Corporate Policy apply to trading by CCTC, or an Employee or Director, for the account(s) of CCTC or on behalf of customers of CCTC and trading by Employees and Directors for their own accounts. In addition, these prohibitions apply to the spouse, family members and others who live in the household of any CCTC Employee or Director, to trusts of which they are trustees, and to other accounts in which they have a beneficial interest, predominant interest, or effective management discretion. All provisions herein applicable to Employees and Directors are applicable to all these additional related persons and entities as well. Furthermore, Employees and Directors are also prohibited from communicating Inside Information to others (e.g., business or personal acquaintances, friends, relatives, or other Employees or Directors) who trade on the basis of such information (i.e., acting as a Tipper).

EDUCATION

The following actions are designed to assist in understanding and complying with this Policy.

1. Orientation for new Employees, in which CCTC’s policies and related guidelines on the use of Inside Information and restricting access to confidential information will be explained verbally. In addition, a question-and-answer session will follow this verbal presentation to ensure that all Employees understand the importance of compliance with this Policy. Copies of this Policy will be distributed to each new Employee upon hire.

2. Directors each receive a copy of this Policy upon acceptance appointment to the Board of Directors.

3. Upon revision of the Policy, a current version of the Policy will be sent to each Employee and Director. Each Employee and Director is required to review such Policy, and any questions he/she may have concerning insider trading in general or the Policy may be addressed to the Insider Trading Compliance Officer. Anyone who comes into the possession of material non-public information concerning any other company must protect the information and not communicate the information in any manner to any other party.

PENALTIES FOR NON-COMPLIANCE

Penalties for trading while in possession of Inside Information are severe, both for the individuals involved in such unlawful conduct and for CCTC. In addition to the possible imposition of civil and criminal penalties on the person engaging in Insider Trading, CCTC, its management, Directors and shareholders may be defined as “controlling persons”, and as such, may be held liable for authorized and unauthorized acts of persons under their control (e.g., Investment or lending personnel).

A person (including “controlling persons”) may be subject to some or all the penalties below even if he/she does not personally benefit from the violation:

▪	civil injunctions;

▪	treble damages;

▪	disgorgement of all profits made or losses avoided;

▪	jail sentences of up to ten years;

▪	fines for the persons who committed the violation of up to three times the profit gained or the losses avoided whether or not the person actually benefited;

▪	civil fines for an employer or other “controlling persons; and,

▪	possible additional criminal fines for “controlling persons.”

In addition, any violation of this Policy and/or related guidelines will result in serious disciplinary action by CCTC, up to and including termination of employment.

REPORT TO THE AUDIT COMMITTEE OF THE BOARD DIRECTORS

Annually, the Insider Trading Compliance Officer shall report any significant or sensitive events or proposals involving this Policy to the Audit Committee of the Board of Directors.

ADDITIONAL INFORMATION

For further information regarding this Policy and its related guidelines, including guidance on how to recognize Inside Information, Employees are encouraged to contact the Insider Trading Compliance Officer.

SECTION II

COMPLIANCE GUIDELINES

A.	INTRODUCTION

The following guidelines are provided to assist Employees and Directors of CCTC in complying with the Policy discussed in Section I. These guidelines provide a foundation upon which compliance with the Policy may be judged. They are minimum standards and should always be supplemented by good judgment and principles of sound business by all Employees and Directors. Remember, if a securities transaction becomes the subject of scrutiny, it will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any such transaction, Employees and Directors should carefully consider how regulators and others might view their transaction in hindsight.

B.	RESTRICTION ON TRANSACTIONS IN CONTROLLED ACCOUNTS

1.	TRADING WHILE IN POSSESSION OF INSIDE INFORMATION

No CCTC Employee or Director may purchase or sell any security in a Controlled Account while the Employee or Director is in possession of Inside Information relating to the issuer of publicly traded securities. Insider trading is a criminal offense. CCTC Employees, Directors and persons associated with these individuals must not trade on confidential price sensitive or other material non-public information. Failure to observe this requirement will be regarded as a very serious breach of conduct and could lead to immediate termination of employment or directorship as appropriate.

2.	TIPPING

No CCTC Employee or Director may communicate material non-public information to anyone who is not authorized to receive such information. Failure to observe this prohibition may result in unlawful trading by such tippee and, therefore, a violation of the federal securities laws by the tipper and the tippee.

3.	TRADING LIKELY TO CAUSE A CONFLICT OF INTEREST WITH DUTIES TO CUSTOMER’S INTEREST

A CCTC Employee or Director must not trade in a security at a time or in a manner that he or she knows, or should know, is likely to have a direct adverse effect on the particular interest of any customer.

4.	PROCURING OTHER PERSONS TO TRADE

If a CCTC Employee or Director is precluded from trading under these procedures, he or she must not procure any other person to enter such a transaction. In addition, he or she must not communicate any information or opinion to another person if CCTC Employee or Director knows or believes that the other person will as a result enter such a transaction or advise someone else to do so.

C.	TRADING IN SECURITIES BY EMPLOYEES

1. Where an Employee or Director has information about a company that has the potential to be Inside Information, the Employee or Director should ask himself or herself the following questions before trading in the securities of the company, whether for the Employee’s or Director’s own account or for the account of others (including a customer of CCTC):

▪	Is the information material? Is it information that an investor might consider important in making his or her investment decisions? Is it information that would substantially affect the market price of the securities if generally disclosed?

▪	Is the information non-public? To whom has the information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation? Has the market had sufficient time to absorb and evaluate the information?

2. If, after considering the above, the Employee or Director believes that the information constitutes Inside Information (i.e., that the information is material and non-public) or has questions as to whether the information is Inside Information, and still desires to trade in the securities of the company, the Employee should:

▪	Report the matter immediately to the Insider Trading Compliance Officer;

▪	Refrain from purchasing or selling the securities on behalf of himself or herself or others;

▪	Refrain from communicating the information (other than to the Insider Trading Compliance Officer and, if applicable, to limited persons within CCTC with whom such communication is necessary in order for the Employee to carry out his or her functions);

▪	Wait for advice from the Insider Trading Compliance Officer as to whether the Employee or Director must continue the prohibitions against trading and communication, or whether the Employee or Director may trade in the security or communicate information about the company; and

▪	If instructed not to trade in the security or communicate information about the company, the Employee or Director should not disclose even that fact to others.

D.MONITORING SECURITIES TRANSACTIONS

Trades by Employees or Directors in a Controlled Account and for customer accounts are subject to monitoring by the Insider Trading Compliance Officer and the CCO to detect suspicious trading. Any suspicious trading will be investigated. Employees and Directors are expected to cooperate fully in any such investigation.

Code of Ethics

Section IV

Chevy Chase Trust Company
Personal Securities Transactions

I. GENERAL POLICY

All CCTC Supervised Persons have a fiduciary duty under state and federal securities laws to act in the best interest of our clients. An integral part of this duty is the avoidance of conflicts of interest. Therefore, you may not use your position, or information you learn at CCTC, to create a conflict or the appearance of a conflict between your personal interests and those of any client.

DEFINITIONS

Under the Advisers Act §202(a)(25), "Supervised person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. In the Adopting Release, n.23 states that the term "supervised persons" includes clerical employees, see Advisers Act section 202(a)(25), and all employees who are considered "access persons" under Rule 204A-1, see Rule 204A-1(e)(1)(i) (defining "access persons" as a subset of "supervised persons").

Reg. §275.204A-1., Investment Adviser Codes of Ethics defines Access Person as:

(i)	Any supervised person:
(A)	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
(B)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii)	If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

Although the Chief Compliance Officer (“CCO”) is responsible for determining an employee or officer’s status, in general, all employees and officers of the Chevy Chase Trust Investment Department, Client Services Department, Financial Planning Division, and Marketing are considered Access Persons. Employees and officers working in functions such as Human Resources, Accounting, Legal, Internal Audit, Information Technology and Operations are exempt from the definition of Access Persons and are considered Supervised Persons.

All employees are considered Supervised Persons, and therefore are required to comply with the annual and quarterly disclosure requirements contained herein. All Access Persons must comply with the annual and quarterly disclosure requirements as well as pre-clear his or her personal securities transactions in accordance with this policy.

A.	PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Material Nonpublic Information about CCTC’s Client Accounts includes, but is not limited to, portfolio recommendations, holdings, and transactions for any Account. Supervised Persons may not inappropriately disclose client recommendations or issues under consideration for portfolio action to individuals who do not require the information to perform their job duties. This includes but is not limited to directors, officers, other CCTC personnel, or any third party.

Furthermore, Access Persons shall not communicate nonpublic Account or portfolio information to directors, officers, or employees of CCTC, unless the director or officer is involved in day-to-day management of CCTC.

B.	DUPLICATE STATEMENTS

The CCO will verify compliance with the pre-clearance process by reviewing duplicate brokerage statements. Each Supervised Person will instruct each broker/dealer with whom he or she maintains an Account, and with respect to all other accounts for which he or she is deemed to have direct or indirect influence, to send either manually or electronically the CCO duplicate statements of each transaction that occurs in such Accounts.

II. PRE-CLEARANCE REQUIREMENTS

A.	GENERAL REQUIREMENTS

Personal securities transactions create potential conflicts of interests. Therefore, unless an exception applies, all Access Persons must pre-clear all equities, debt securities, derivatives, options and futures purchases or sales with the CCO, or his/her designee, before they initiate a transaction in their Account(s). All securities listed on CCTC’s Approved List will be maintained by the CCO, or his/her designee. In addition, the CCO, the Insider Trading Officer, or the General Counsel of CCTC can add securities to the Restricted List in instances where the firm or its officers, and employees may have access to material, nonpublic information. Pre-clearance requests will be compared to the Restricted List for compliance with the blackout period.

No employee or officer who is considered a portfolio manager, investment officer or is otherwise responsible for executing the purchase or sale of securities within a client account may execute or maintain any short sale securities in his/her personal household accounts.

Margin accounts are permitted for all access persons. However, the CCO can, at his/her discretion, set limits or order the margin positions closed if he/she deems the margin positions, individually or in aggregate, to pose a conflict for the access person’s ability to act solely in the interests of the client.

B.	RESTRICTED LIST

Access Persons are prohibited from purchasing or selling for his/her Accounts any equity, fixed income securities or derivative that is on the Restricted List unless an exemption exists or the CCO has approved the transaction.

Access Persons are prohibited from purchasing or selling derivatives for their Account where the underlying security is on the Restricted List.

Supervised Persons are prohibited from selling any security within 30 days of purchase unless they receive written approval from the CCO or his designee.

Intentional violations of the restrictions will subject an employee to disciplinary measures as part of this Code. In any circumstance, employees who violate the policy will not be able to transact relative to client trading conducted within a 7-day window. If the Access Person has received a better execution price than the clients within the 7-day window before or after a security being purchased/sold for client accounts, the Access Person will be required to forfeit the difference to a charity of his or her choice, so that the Access Person receives the same execution price as the clients.

C.	INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

All directors, officers, and employees, whether or not they are Access Persons, and all Access Persons must obtain approval from the CCO prior to investing in IPOs or private placements (i.e., limited offerings). After the request has been reviewed, the CCO will communicate the approval or denial of the request in writing to the requesting party.

D.	EXEMPT TRANSACTIONS

Transactions exempt from pre-clearance include:

1.	the security issuer has a market capitalization above $2.5 billion and the value of the transaction is below the $25,000 de minimis amount (if the security issuer has a market capitalization below $2.5 billion, or the value of the transaction is above the $25,000 de minimis amount, the transaction is only permitted if the Compliance Department approves the transaction in advance);

2.	the purchase or sale of shares of registered open-end mutual funds and money market funds;

3.	the purchase or sale of treasury bonds, treasury notes, treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government;

4.	the purchase or sale of debt instruments issue by a banking institution, such as bankers’ acceptances and bank certificates of deposit (note that bonds issued by a banking institution must be pre-cleared);

5.	the purchase and sale of investment grade municipal bonds;

6.	the purchase or sale of commercial paper and other high-quality short-term debt instruments;

7.	the purchase or sale of U.S. and foreign currency;

8.	purchases made through Dividend Reinvestment Programs;

9.	purchases and sales of Exchange Traded Funds;

10.	transactions effected pursuant to an automatic investment plan.[1]

E.	ACCOUNT EXEMPTIONS:

1.	CERTAIN DIRECTORS

Certain Directors are not involved in the day-to-day management of CCTC. The CCO maintains a list of these Directors. Because access by these Directors to client and portfolio information is restricted in a manner such as to alleviate conflicts of interests, such individuals are only required to pre-clear requests to transact in Initial Public Offerings and Private Placements.2 The accounts are exempt from pre-clearance.

2.	NO DIRECT OR INDIRECT INFLUENCE OR CONTROL

Securities held in accounts over which the Supervised Person has no direct or indirect influence or control, are exempt from pre-clearance requirements. This exemption may only be claimed if the Supervised Person submits a written statement to the CCO setting forth the facts that support the exemption. The CCO will review the statement and inform the Supervised Person if he/she have been granted the exemption. Written requests for exemptions will be approved only if it can be clearly established that no conflicts of interest exist. Accounts for Supervised Persons that are managed by CCTC will be supervised by Policy 818, Enhanced Monitoring of Employee and Related Party Accounts, in the CCTC Policy Manual.

[1]	Any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.
[2]	Reporting obligations of all holdings continue to apply.

3.	FULL DISCRETION TO BROKER / DEALER OR INVESTMENT ADVISER

Accounts where the Supervised Person has given his/her broker/dealer or investment adviser full discretion over his/her securities transactions are exempt from pre-clearance requirements. This exemption may only be claimed if the Supervised Person submits a written statement to the CCO stating the account name, number, name of the broker/dealer and that the Supervised Person does not have the ability to direct the purchase or sale of any security within that account. The only power the Supervised Person may have over the account is the decision to hire or fire the investment manager, as well as to set the investment guidelines for the account.

At the discretion of the CCO, an exception may be made to the restriction regarding the ability of a Supervised Person to indirectly influence the purchase or sale of securities in a personal account. If the CCO grants the exemption from pre-clearance in cases where indirect control is exercised by the Supervised Person, then the CCO shall require appropriate internal controls -such as, dual control signatures by the employee and investment manager and enhanced post-trade monitoring of the accounts—be instituted to provide assurance that conflicts of interest with client assets are not occurring.

F.	COMPLIANCE WITH PRE-CLEARANCE REQUIREMENTS:

When a violation of this policy is discovered, the CCO will report the incident to the CCTC President in a written format, and appropriate disciplinary action will be taken.3 Depending on the severity of the violation, disciplinary action may consist of, but is not limited to, one or more of the following:

a.	the individual will write a memo to the CCTC President and CCO detailing the factual basis for the purchase or sale, the President’s determination that the violation does not warrant corrective action will be noted on the memo and the memo will be maintained by the CCO;

b.	the individual will be instructed to immediately sell the security if the initiating transaction was a purchase and any profits will be donated to charity and the individual will suffer any losses incurred;

c.	written corrective action; and/or

d.	immediate termination of employment.

III. MONITORING AND REVIEW OF PERSONAL SECURITIES TRANSACTIONS

The CCO or a designee will monitor and review all the reports required by this Code for compliance with the Code and applicable SEC rules and regulations. The CCO may also initiate inquiries regarding a Supervised Person’s personal securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed CCTC. Any transactions for any accounts of the CCO will be reviewed and approved by the President or other designated supervisory person. The CCO shall on an annual basis identify all Supervised Persons who are required to file reports pursuant to the Code.

[3]	If the CCTC CEO violates this policy, the occurrence will be referred to the General Counsel.

The CCO can order any supervised person to sell out or cease trading in a security if, in the CCO’s opinion, the personal trading activity of the supervised person can be deemed to reasonably pose a conflict with that supervised person’s ability to serve the interests of the firm.

A.	INITIAL HOLDINGS REPORT

All Supervised Person shall provide initial holdings reports to the CCO that must contain the information described below for the Supervised Person’s and accounts of the Supervised Person’s immediate family members living in the Supervised Person’s household, and/or any account in which the Supervised Person has a direct or indirect beneficial interest.

Every Supervised Person shall, no later than ten (10) days after the person becomes a Supervised Person, file an Initial Holdings Report containing the following information:

•	the title and exchange ticker symbol or CUSIP number;

•	the type of security;

•	the number of shares and principal amount (if applicable) of each Reportable Security in which the Supervised Person has or acquires any direct or indirect beneficial ownership (a Supervised Person is presumed to be a beneficial owner of securities that are held by their immediate family members sharing the Supervised Person’s household); and

•	the name of any broker, dealer or trust company, account name, number, and location with whom the Supervised Person maintained an account in which any Securities were held for the direct or indirect benefit of the Supervised Person.

Although an Account may not contain Reportable Securities, the existence of any Account that holds any type of securities must be disclosed. For example, 401(k) accounts, profit sharing plans, mutual fund accounts, and investment accounts where investment discretion has been given to a third party must be reported; and the information in the report submitted by the Supervised Person, must be current as of a date no more than forty-five (45) days before the person became a Supervised Person.

B.	QUARTERLY PERSONAL SECURITY TRANSACTION REPORTS

All Supervised Persons will report all reportable securities transactions whether required for preclearance or not, to the CCO within 30 calendar days of each calendar quarter’s end. The CCO will compare the Supervised Person’s statements and Quarterly Personal Security Transaction Report (“PSTR”) with the Restricted List. The PSTR must contain the following information including Accounts of the Supervised Person’s immediate family members living in the Supervised Person’s household and any account in which the Supervised Person has a direct or indirect beneficial interest:

•	the date of the transaction, the title and exchange ticker symbol or CUSIP number,

•	the interest rate and maturity date (if applicable),

•	the number of shares and the principal amount (if applicable) of each Reportable Security;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the Reportable Security at which the transaction was effected;

•	the name of the broker, dealer or trust company with or through whom the transaction was effected; and

•	the date the report is submitted by the Supervised Person.

C.	ANNUAL HOLDINGS REPORT

Every Supervised Person shall provide the CCO with an Annual Holdings Report no later than January 30th of each year, which contains the same information required in the Initial Holdings Report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted. The Annual Holdings Report must include information for the accounts of the Supervised Person, the Supervised Person’s immediate family members living in the Supervised Person’s household, and any account in which the Supervised Person has a direct or indirect beneficial interest.

D.	EXCEPTIONS FROM REPORTING REQUIREMENTS

The following transactions are exempt from reporting on the Initial, Quarterly and Annual Holding Reports:

1.	Transactions effected pursuant to an automatic investment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in the quarterly transaction report.

2.	Securities held in accounts over which the Supervised Person had no direct or indirect influence or control. This exemption may only be claimed if the Supervised Person submits a written statement to the CCO setting forth the facts that support the exemption. The CCO will review the statement and inform the Supervised Person if he/she have been granted the exemption. Written requests for exemptions will be approved only if it can be clearly established that no conflicts of interest exist.

SERVICE AS A DIRECTOR OF PUBLICLY TRADED COMPANY

No Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of CCTC's clients. Where board service is approved CCTC shall implement an “Ethical Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Code of Ethics

Section V

Chevy Chase Trust Company
Certifications, Reporting and Recordkeeping

CERTIFICATIONS

INITIAL CERTIFICATION

All Supervised Persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer (“CCO”) that he/she have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agrees to abide by the Code; and (iv) reported all account holdings as required by the Code.

ACKNOWLEDGEMENT OF AMENDMENTS

All Supervised Persons shall receive any amendments to the Code and must certify to the CCO in writing that he/she have: (i) received a copy of the amendment; (ii) read and understands the amendment; (iii) and agrees to abide by the Code as amended.

ANNUAL CERTIFICATION

All Supervised Persons must annually certify in writing to the CCO that he/she have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

FURTHER INFORMATION

Supervised Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

RECORDKEEPING

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

▪	a copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 that is or has been in effect during the past five years;

▪	a record of any violation of CCTC 's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

▪	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of CCTC;
▪	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
▪	a list of all persons who are, or within the preceding five years have been, Access Persons;
▪	a record of any decision and reasons supporting such decision to approve a Supervised Persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

REPORTING

All Supervised Persons shall promptly report to the CCO all apparent violations of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

GENERAL

The Code does not constitute a contract between CCTC and any person or entity. Furthermore, it does not create any rights for any person or entity other than CCTC. Nothing in this Code shall be construed as altering the employment relationship between CCTC and any employee, or as granting any employee employment for any set period of time.

EFFECTIVE DATE

This Code of Ethics is effective as of January 1, 2022.